Exhibit 99.1

Terra Nitrogen Company, L.P. Reports First Quarter 2014 Results and

Announces Cash Distribution

DEERFIELD, IL (May 7, 2014)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $102.9 million on sales of $177.7 million for the first quarter ended March 31, 2014.  This compares to net earnings of $166.8 million on sales of $224.1 million for the 2013 first quarter.  Net income allocable to Common Units was $60.4 million ($3.26 per Common Unit) and $92.2 million ($4.98 per Common Unit) for the 2014 and 2013 first quarters, respectively.

Results for the first quarter of 2014 included an unrealized mark-to-market loss on natural gas derivatives of $4.0 million compared to an unrealized mark-to-market gain of $3.7 million in the first quarter of 2013.

Analysis of Results

Net sales for the 2014 first quarter totaled $177.7 million, compared to sales of $224.1 million for the 2013 first quarter.  This decrease was due to lower ammonia and UAN average selling prices and lower UAN volume, which were offset partially by higher ammonia sales volume.  The decrease in ammonia price compared to the prior year period was due to higher industry-wide inventory levels at the beginning of the first quarter 2014 as a result of a poor application season in the fall of 2013.  UAN average selling price decreased due to weaker international nitrogen market conditions.  UAN sales volume decreased due to lower domestic demand as buyers remained cautious in anticipation of lower prices.  Ammonia sales volume increased due to increased demand from the western Corn Belt and Southern Plains regions.

Comparing the 2014 to the 2013 first quarter, TNCLP’s:

•                  Ammonia and UAN average selling prices decreased by 37 and 17 percent, respectively;

•                  Ammonia sales volume increased by 14 percent and UAN sales volumes decreased by 2 percent; and

•                  Realized natural gas costs per MMBtu increased by 17 percent.

Cash Distribution

Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital expenditures. In 2014, TNCLP is expected to have capital expenditures in the range of $70 million to $90 million.  A turnaround of approximately 50% of the plant that was scheduled to occur in the second half of 2014 is now anticipated to occur in the first half of 2015.

TNCLP reported today the declaration of a cash distribution for the quarter ended March 31, 2014, of $3.01 per common limited partnership unit payable May 30, 2014, to holders of record as of May 19, 2014.

Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets.  Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements

All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•                  risks related to TNCLP’s reliance on one production facility;

•                  the cyclical nature of TNCLP’s business;

•                  the global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•                  conditions in the U.S. agricultural industry;

•                  the volatility of natural gas prices in North America;

•                  reliance on third party transportation providers;

•                  weather conditions;

•                  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

•                  future regulatory restrictions and requirements related to greenhouse gas emissions, climate change or other environmental requirements;

•                  risks associated with cyber security;

•                  TNCLP’s inability to predict seasonal demand for its products accurately;

•                  risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•                  limited access to capital;

•                  acts of terrorism and regulations to combat terrorism;

•                  risks related to TNCLP’s dependence on and relationships with CF Industries;

•                  deterioration of global market and economic conditions;

•                  risks related to TNCLP’s partnership structure and control of TNCLP’s General Partner by CF Industries;

•                  the conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•                  tax risks to TNCLP’s common unit holders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ web site. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’

website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2014	2013
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$113.9	$86.9
Due from affiliates of the General Partner	36.0	29.0
Accounts receivable	0.6	1.0
Inventories	5.4	5.9
Prepaid expenses and other current assets	4.9	7.8
Total current assets	160.8	130.6

Property, plant and equipment, net	224.7	214.1
Other assets	5.5	5.1
Total assets	$391.0	$349.8

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$33.3	$27.9
Due to affiliates of the General Partner	5.6	3.7
Other current liabilities	—	8.0
Total current liabilities	38.9	39.6

Noncurrent liabilities	1.3	1.2

Partners’ capital:
Limited partners’ interests, 18,501,576 Common Units authorized, issued and outstanding	286.1	264.5
Limited partners’ interests, 184,072 Class B Common Units authorized, issued and outstanding	1.9	1.5
General partner’s interest	62.8	43.0
Total partners’ capital	350.8	309.0
Total liabilities and partners’ capital	$391.0	$349.8

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2014	2013
	(in millions, except per unit amounts)
Net sales:
Product sales to an Affiliate of the General Partner	$177.3	$223.7
Other income from an Affiliate of the General Partner	0.1	0.1
Other income	0.3	0.3
Total	177.7	224.1

Cost of goods sold:
Materials, supplies and services	64.6	46.6
Services provided by the General Partner and Affiliates	5.6	5.6
Gross margin	107.5	171.9
Selling, general and administrative services provided by the General Partner and Affiliates	3.9	3.8
Other general and administrative expenses	0.7	1.3

Earnings from operations	102.9	166.8

Net earnings	$102.9	$166.8

Allocation of net earnings:
General Partner	$41.5	$73.0
Class B Common Units	1.0	1.6
Common Units	60.4	92.2
Net earnings	$102.9	$166.8

Net earnings per common unit	$3.26	$4.98

TERRA NITROGEN COMPANY, L.P.

SUMMARIZED OPERATING INFORMATION

	Three months ended
	March 31,
	2014	2013
Sales volumes by product (tons in thousands)
Ammonia	98	86
UAN (1)	530	540

Average selling prices (dollars per ton)
Ammonia	$413	$657
UAN	258	310

Natural gas costs/MMBtu (2)	$4.02	$3.43

(1)    The nitrogen content of UAN is 32% by weight.

(2)    Includes the cost of natural gas purchases and realized gains and losses on natural gas derivatives.